As filed with the Securities and Exchange Commission on February 5, 1999

                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              SOFTNET SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

                                    NEW YORK
         (State or other jurisdiction of incorporation or organization)

                                   11-1817252
                      (I.R.S. Employer Identification No.)

                                520 Logue Avenue
                             Mountain View, CA 94043
                                 (650) 962-7470
       (Address,  including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Dr. Lawrence B. Brilliant
                      Chief Executive Officer and President
                              SoftNet Systems, Inc.
                                520 Logue Avenue
                             Mountain View, CA 94043
                                 (650) 962-7470
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                            Thomas W. Kellerman, Esq.
                              Two Embarcadero Place
                                 2200 Geng Road
                               Palo Alto, CA 94303
                                 (650) 424-0160


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                    -----------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

                         CALCULATION OF REGISTRATION FEE

------------------------------------------ ---------------------- --------------------- --------------------- ---------------------
          Title of Each Class of                 Amount to          Proposed Maximum      Proposed Maximum         Amount of
        Securities to be Registered            be Registered       Offering Price Per    Aggregate Offering     Registration Fee
                                                                        Unit(1)                Price

------------------------------------------ ---------------------- --------------------- --------------------- ---------------------
------------------------------------------ ---------------------- --------------------- --------------------- ---------------------


Common Stock, $0.01 par value (2)........    1,717,587(2) (3)            $16.875             $28,984,281            $8,058.00
------------------------------------------ ---------------------- --------------------- --------------------- ---------------------



(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of a share of common stock of the Registrant on the American Stock Exchange as reported in the consolidated reporting system on February 2, 1999.

(2)   Consists of common stock issuable upon exercise of certain  stock purchase
      warrants  (the    "Warrants")   and  conversion of 9%  Senior Subordinated
      Convertible Notes due 2001 (the "9% Convertible Notes").

(3) Includes shares of common stock underlying the Warrants and shares of common stock that may become issuable by reason of changes in the conversion price of the 9% Convertible Notes. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the registrant is also registering such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or anti-dilution provisions.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED February 5, 1999

         PROSPECTUS

                              SOFTNET SYSTEMS, INC.
                        1,717,587 Shares of Common Stock


                           Certain  shareholders  of SoftNet  Systems,  Inc. are
                  offering for resale and selling under this prospectus up to 1,717,587 shares of SoftNet common stock to be issued upon conversion of SoftNet's 9% senior subordinated convertible notes due 2001 and warrants to purchase SoftNet common stock.

                           The selling  shareholders may determine the prices at
                  which they will sell such SoftNet common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers which may receive compensation or commissions for such sales. SoftNet will not receive any of the proceeds from the sale of the SoftNet common stock by the selling shareholders.

                           The SoftNet  common  stock is listed on the  American
                  Stock Exchange under the symbol "SOF." On February 2, 1999, the last reported sales price of the SoftNet common stock on the American Stock Exchange was $16.875 per share.

                                                 ----------------------------

                           You  should  carefully   consider  the  risk  factors
                  beginning on page 1 of this Prospectus before purchasing any of the SoftNet common stock being offered by the selling shareholders.

                                                 ----------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is February 5, 1999


 The Information in This Prospectus is Not Complete and May be Changed. We May
   Not Sell These Securities Until the Registration Statement Filed With the Securities and Exchange Commission is Effective. This Prospectus is Not an Offer
    to Sell These Securities and It is Not Soliciting an Offer to Buy These
       Securities in Any State Where the Offer or Sale is Not Permitted.

                                TABLE OF CONTENTS

                                                                            Page

RISK FACTORS..................................................................1
WHERE YOU CAN FIND MORE INFORMATION..........................................22
USE OF PROCEEDS..............................................................23
THE SELLING SHAREHOLDERS.....................................................23
PLAN OF DISTRIBUTION.........................................................26
LEGAL........................................................................27
EXPERT.......................................................................28

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing SoftNet. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We cannot predict our success because we have operated our Internet services business only for a short period of time

         We are in the process of selling our non-Internet related subsidiaries to focus on substantial expansion of our Internet subsidiary, ISP Channel, Inc. We acquired ISP Channel, Inc. in June 1996. As such, we have very limited operating history and experience in the Internet services business. The successful expansion of the ISP Channel service will require strategies and business operations that differ from those historically employed in connection with our two other businesses. To be successful, we must develop and market products and services that are widely accepted by consumers and businesses at prices that provide cash flow sufficient to meet our debt service, capital expenditures and working capital requirements. Consequently, we cannot assure you that our ability to develop or maintain strategies and business operations for the ISP Channel services will achieve positive cash flow and profitability.

There is no proven commercial acceptance of ISP Channel, Inc.'s services

         It has become feasible to offer Internet services over existing cable lines and equipment on a broad scale only recently. There is no proven commercial acceptance of cable-based Internet services. There are only a few companies offering such services, and none of these companies are currently profitable. Because this industry is in its early stages, it is currently very difficult to predict whether providing cable-modem Internet services will become a viable business model.

         We have launched the ISP Channel service in 19 cable systems in the United States, but we cannot assure you that it will achieve broad consumer or commercial acceptance. We currently only have approximately 1,600 subscribers to the ISP Channel service. The success of the ISP Channel service will depend upon the willingness of subscribers to pay the monthly fees and installation costs associated with the service and to purchase or lease the equipment necessary to access the Internet. Accordingly, we cannot predict whether our pricing model will prove to be viable, whether demand for our services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. If we do not achieve or sustain such pricing levels or if our services do not achieve or sustain broad market acceptance, then our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

We  anticipate   having   negative  cash  flow,   net  losses  and   accumulated
stockholders' deficits for the foreseeable future

         We have sustained substantial losses over the last five fiscal years. For the fiscal year ended September 30, 1998, we had a net loss of $17.3 million and for the fiscal year ended September 30, 1997, we had a net loss of $2.6 million. As of September 30, 1998, we had an accumulated stockholders' deficit of approximately $6.2 million. We expect to incur substantial additional losses and experience substantial negative cash flows as we expand the ISP Channel service. The costs of expansion will include expenses incurred in connection with:

o installing the equipment necessary to enable our cable affiliates to offer our services;
o    research and development of new product and service offerings;
o the continued development of our direct and indirect selling and marketing efforts; and
o possible charges related to acquisitions, divestitures, business alliances or changing technologies, including the acquisition of Intelligent Communications, Inc.

         Our continued negative cash flow and net losses may result in depressed market prices for our common stock. We cannot assure you that we will ever achieve favorable operating results or profitability.

We will require substantial future capital to implement our business plan

         The development of our business will require substantial capital infusions as a result of:

o our need to enhance and expand product and service offerings to maintain our competitive position and increase market share; and

o the substantial investment in equipment and corporate resources required by the continued national launching of the ISP Channel service.

         In addition, we anticipate that the majority of cable affiliates with one-way cable systems will eventually upgrade their cable infrastructure to two-way cable systems, at which time we will have to upgrade our equipment on any affected cable system to handle two-way transmissions. We cannot accurately predict whether or when we will ultimately achieve cash flow levels sufficient to support our operations, development of new products and services, and expansion of the ISP Channel service. Unless we reach such cash flow levels, we will require additional financing to provide funding for operations. In the event we complete a long-term debt financing, we will be highly leveraged and such debt securities will have rights or privileges senior to those of our current shareholders. In the event that equity securities are issued to raise additional capital, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. In the event that we cannot generate sufficient cash flow from operations, or are unable to borrow or otherwise obtain additional funds on favorable terms to finance operations when needed, our business, financial condition, prospects and ability to repay our debts would be materially adversely affected.

The unpredictability of our quarterly results may adversely affect the trading price of our common stock

         We cannot predict with any significant degree of certainty our quarterly revenue and operating results, which have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period-to-period comparisons of our revenues and results of operations are not necessarily meaningful and you should not rely upon them as indicators of future performance. It is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In such event, the trading price of our common stock would likely decrease. Many of the factors that could cause our quarterly operating results to fluctuate significantly in the future are beyond our control.

         Factors that could affect ISP Channel, Inc. include, among others:

o    the number of subscribers who retain our Internet services;
o changes in the revenue sharing arrangements between us and our affiliated cable operators;
o our ability and that of our cable affiliates to coordinate timely and effective marketing strategies, in particular, our strategy for marketing the ISP Channel service to subscribers in such affiliates' local cable areas;
o the rate at which our cable affiliates can complete the installations required to initiate service for new subscribers;
o the amount and timing of capital expenditures and other costs relating to the expansion of the ISP Channel service;
o    competition in the Internet or cable industries; and
o    changes in law and regulation.

         In addition, we are selling MTC and KCI, our non-Internet subsidiaries. MTC has not been accounted for as a discontinued operation because its sale is dependent on shareholder approval. MTC and KCI have historically accounted for the majority of our revenues. Accordingly, the sale of KCI and MTC would make historical comparisons of operating results less meaningful.

Issuance of common stock pursuant to existing obligations will result in dilution to the common stockholders

         The total number of shares of our common stock underlying all of our convertible securities, assuming the maximum amounts that we could be obligated to issue without our consent, is 7,477,814, which would have been 86.6% of our outstanding common stock as of December 31, 1998. The issuance of common stock as a result of these obligations could result in significant dilution to the holders of our common stock.

         We are obligated to issue up to 1,760,227 shares of our common stock on the exercise of warrants and options and the conversion of certain of our convertible debt. Our preferred stock and 9% senior subordinated convertible notes due 2001 could convert into an additional 5,717,587 shares of common stock without our consent. However, we do not know the exact number of shares of our common stock that we will issue upon conversion of these securities because they potentially have floating conversion prices based on the average market prices of the common stock for a number of trading days immediately prior to conversion.

         The floating conversion price feature of the Series B Preferred Stock, Series C Preferred Stock, and 9% senior subordinated convertible notes due 2001 begin February 28, 1999, May 29, 1999 and July 1, 1999, respectively. Generally, decreases in the market price of the common stock below their initial conversion prices would result in more shares of common stock being issued upon their conversion. The 5,717,587 shares underlying our preferred stock and 9% senior subordinated convertible notes due 2001 assumes that the stockholders approve the issuance of in excess of 19.99% of our outstanding common stock in connection with conversion of our preferred stock. We are seeking such approval at our 1999 Annual Meeting.

         The following table sets forth the number of shares of common stock issuable upon conversion of the outstanding preferred stock and our 9% senior subordinated convertible notes due 2001 and percentage ownership that each represents assuming:

o the market price of the common stock is 25%, 50%, 75% and 100% of the market price of the common stock on December 31, 1998, which was $17.38 per share;

o the floating conversion price feature of the preferred stock and 9% senior subordinated convertible notes due 2001 was in effect;

o the maximum conversion prices of the preferred stock was not adjusted as provided in our certificate of incorporation; and

o the conversion price was equal to the market price at the time of conversion in the event the market price was less than the maximum conversion price.

         On December 31, 1998, there were 8,631,087 shares of common stock, 10,251.56 shares of Series B Preferred Stock, 7,625.39 shares of Series C Preferred Stock and $12,000,000 principal amount under the 9% senior subordinated convertible notes due 2001 outstanding. The Series B Preferred Stock cannot convert into more than 2,000,000 shares of our common stock. In the event that more than 2,000,000 shares of common stock would be required to fully convert the Series C Preferred Stock, we must either honor conversion requests over the 2,000,000 share limit or redeem the remaining Series C Preferred Stock for cash, at its stated value of $1,000 per share plus accrued but unpaid dividends.

------------------- --------------------- ------------------------ ------------------------ -------------------------
Percent of Market    Series B Preferred     Series C Preferred     9% Senior Subordinated
      Price                Stock                   Stock              Convertible Notes              Total
------------------- --------------------- ------------------------ ------------------------ -------------------------
                       Shares                Shares                  Shares                   Shares
                     Underlying      %     Underlying          %   Underlying          %    Underlying           %
------------------- ------------- ------- ----------------- ------ ---------------- ------- ---------------- --------
------------------- ------------- ------- ----------------- ------ ---------------- ------- ---------------- --------
   25% ($4.35)          2,000,000  18.8     1,752,963       16.9         1,717,587   16.6         5,470,550   38.8
------------------- ------------- ------- ----------------- ------ ---------------- ------- ---------------- --------

   50% ($8.69)          1,179,696  12.0       877,490        9.2         1,380,897   13.8         3,438,083   28.5
------------------- ------------- ------- ----------------- ------ ---------------- ------- ---------------- --------

   75% ($13.04)           786,162   8.4       847,265        8.9           920,245    9.6         2,553,672   22.8
------------------- ------------- ------- ----------------- ------ ---------------- ------- ---------------- --------

  100% ($17.38)           776,633   8.3       847,265        8.9           705,882    7.6         2,329,780   21.3
------------------- ------------- ------- ----------------- ------ ---------------- ------- ---------------- --------

     Dilution may result in a decrease in the market price of our common stock

         To the extent any of these shares of common stock are issued, the market price of our common stock may decrease because of the additional shares on the market. If the actual price of the common stock decreases, the holders of such preferred stock could convert into greater amounts of common stock, the sales of which could further depress the stock price. In addition, any significant downward pressure on the market price of the common stock that may be caused by the holders of the preferred stock converting and selling material amounts of common stock could encourage short sales by such holders or others. Such short sales could place further downward pressure on the price of our common stock.

     The ownership limitations in our certificate of incorporation may not protect against dilution

         Our certificate of incorporation does not allow us to issue shares of our common stock to holders of our preferred stock if such issuance would result in such holders beneficially owning more than 4.99% of our outstanding common stock. The 4.99% ownership limitation does not prevent the holders from converting into common stock and then selling such common stock to stay below the limitation, except that such holders cannot convert into more than 19.99% of our common stock unless we have received shareholder approval. SoftNet is seeking shareholder approval for conversions of its preferred stock in excess of 19.99% at its 1999 Annual Meeting.

We may be required to make cash payments to holders of preferred stock

         We are required by our certificate of incorporation and the rules of the American Stock Exchange to obtain shareholder approval prior to issuing more than 19.99% of our common stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. If we do not obtain such shareholder approval, we will be required to make cash payments to holders of the Series B Preferred Stock or Series C Preferred Stock who attempt to convert over the 19.99% limit, unless SoftNet obtains a waiver from the American Stock Exchange rule or otherwise ceases to be subject to such rule. The cash payments would be equal to the number of shares of common stock that we would have issued absent the 19.99% limit multiplied by the market price at the time of the attempted conversion.

         In addition, in the event the 2,000,000 share limit is reached with respect to the Series C Preferred Stock, SoftNet must either honor conversion requests or redeem in cash the remaining Series C Preferred Stock. The market price of our common stock would have to fall to $3.75 or below for five days within a thirty day trading period to reach the 2,000,000 share limit.

         The following table sets forth the amount of such cash payment assuming:

o the market price of the common stock is 25%, 50%, 75%, 100%, 125%, 150% and 175% of the market price of the common stock on December 31, 1998, which was $17.38 per share;

o the floating conversion price feature of the Series B Preferred Stock and Series C Preferred Stock was in effect;

o the maximum conversion price of the Series B Preferred Stock and Series C Preferred Stock was not increased; and

o the conversion price was equal to the market price at the time of conversion in the event the market price was less than the maximum conversion price.

         The actual cash payments may be significantly greater than those listed if the market price of our common stock increases above $30.42. In addition, the floating conversion price feature is based on the average market prices of the common stock for a number of trading days immediately prior to conversion. Therefore, cash payments may also be significantly greater than those listed if the market price of our common stock at the time of attempted conversion was not equal to the conversion price.


                              Cash Payment for Attempted Conversions

 Percentage of       Series B              Series C
 Market Price     Preferred Stock       Preferred Stock    Total Cash Payments
 ------------   --------------------  --------------------  -------------------

  25%  ($4.35)         $5,736,206           $7,625,390         $13,361,596
  50%  ($8.69)          4,330,786            7,625,390          11,956,176
  75% ($13.04)         10,251,560            2,163,775          12,415,335
 100% ($17.38)         13,497,887            2,883,927          16,381,814
 125% ($21.73)         16,876,242            3,605,738          20,481,980
 150% ($26.07)         20,246,831            4,325,890          24,572,721
 175% ($30.42)         23,625,186            5,047,702          28,672,888


         Such cash payments will adversely affect our financial condition and ability to implement the business plan for ISP Channel, Inc. In addition, we will be required to raise funds elsewhere, which could be difficult in the event shareholder approval is not obtained. If we do not receive shareholder approval, there can be no assurance that we would be able to obtain adequate sources of additional capital.

We may be required to repay our 9% senior subordinated convertible notes due 2001 in cash.

         The terms of the 9% senior subordinated convertible notes due 2001 prohibit their holders from converting such notes into more than 1,717,587 shares of our common stock. In the event that we cannot honor conversions of the 9% senior subordinated convertible notes due 2001 because they would result in greater than an aggregate of 1,717,587 shares of common stock being issued upon such conversions, then we must convert such outstanding principal amount up to the 1,717,587 limit and prepay the remaining outstanding principal amount. The prepayment amount would be equal to the greater of:

                  (1) 130% of the then outstanding principal amount of such unconverted notes, plus any accrued but unpaid interest; and

                  (2) the product of the number of shares of additional common stock that would have been issued absent the 1,717,587 share limitation and either the conversion price or market price (whichever is greater at the time of such attempted conversion).

         We would not reach the 1,717,587 share limit unless the floating conversion price feature were in effect and the market price of the common stock fell below $6.99. If the market price of the common stock was $4.35, which is 25% of the market price of the common stock as of December 31, 1998, we would be required to make cash payments of $5,887,046. This amount does not take into account any interest that accrues on the outstanding principal amount of the 9% senior subordinated convertible notes due 2001. This amount also assumes that the market price at the time of conversion and the conversion price were equal. The market price at the time of conversion and the conversion price potentially could not be equal because the conversion price is calculated using market prices during the thirty days prior to conversion.

         In addition, if the holders of the 9% senior subordinated convertible notes due 2001 cannot convert or resell the common stock issued upon conversion other than because the 1,717,587 share limit is reached, the terms of the 9% senior subordinated convertible notes due 2001, in addition to other remedies, permit the holders to require us to make cash payments equal to the greater of:

                  (1) 108% of the then outstanding principal amount of such unconverted notes if the event occurs prior to July 1, 1999 and 112% of the then outstanding principal amount of such unconverted notes thereafter, plus any accrued but unpaid interest; and

                  (2) the product of the number of shares of additional common stock that would have been issued absent the inability to convert or resell and either the conversion price or market price (whichever is greater at the time of such attempted conversion).

         The maximum amount of such cash payments, assuming the market price and the conversion price were equal, is $13,440,000, without taking into account any interest that would accrue. If the market price and the conversion price are not equal, then the maximum amount of such cash payments could be significantly higher.

         Such cash payments will adversely affect our financial condition and ability to implement the business plan for ISP Channel, Inc.

We rely substantially on our cable affiliates to provide our Internet services to subscribers

         The success of our business depends upon our relationship with our cable affiliates. Therefore, in addition to economic conditions, market conditions and factors relating to Internet service providers and on-line services specifically, our success and future business growth will also be subject to economic and other factors affecting our cable affiliates.

         We do not have direct contact with our subscribers

         Because subscribers to the ISP Channel service must subscribe through a cable affiliate, the cable affiliate (and not SoftNet) will substantially control the customer relationship with the subscriber. For example, under our existing contracts, cable affiliates are responsible for important functions, such as billing for and collecting ISP Channel subscription fees and providing the labor and costs associated with distribution of local marketing materials.

         Failure or delay by cable operators to upgrade their systems may adversely affect subscription levels

         Certain ISP Channel services are dependent on the quality of the cable networks of our cable affiliates. Currently, most cable systems are capable of providing only information from the Internet to the subscribers, and require a telephone line to carry information from the subscriber to the Internet. These systems are called "one-way" cable systems. Cable operators have announced and begun making major upgrades to their systems to increase the capacity of their networks and to enable traffic both to and from the Internet over their networks, so-called "two-way capability." However, cable system operators have limited experience with implementing such upgrades. These investments have placed a significant strain on the financial, managerial, operational and other resources of cable system operators, most of which already maintain a significant amount of debt.

         Further, cable operators must periodically renew their franchises with city, county or state governments. These governmental bodies may impose technical and managerial conditions before granting a renewal, and these conditions may cause the cable operator to delay such upgrades.

         In addition, cable operators are primarily concerned with increasing television programming capacity to compete with other forms of entertainment delivery systems, such as direct broadcast satellite. Consequently, cable operators may choose not to upgrade their networks for two-way Internet capability. Such upgrades have been, and we expect will continue to be, subject to change, delay or cancellation. Cable operators' failure to complete these upgrades in a timely and satisfactory manner, or at all, would adversely affect the market for our products and services in any such operators' franchise area. In addition, cable operators may roll-out Internet access systems that are incompatible with our high-speed Internet access services. If repeated on a broad scale, such failures could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

The   unavailability  of  two-way  capability  in  certain  markets  may  affect subscription levels

         We provide Internet services to cable systems irrespective of their two-way capabilities. For one-way cable systems, we provide Internet services over cable systems to homes with a telephone line return path for data from the home. In those circumstances, our services may not provide the high speed access, quality of experience and availability of certain applications, such as video conferencing, necessary to attract and retain subscribers to the ISP Channel service. Subscribers using a telephone line return path will experience data transmission speeds to the Internet that are provided by their analog modems which is typically 28.8 kilobits per second. It is not clear what impact the lack of two-way capability will have on subscription levels for the ISP Channel service.

Our growth depends on exclusive access to cable subscribers

         The success of the ISP Channel service is dependent, in part, on our ability to gain exclusive access to cable consumers. Our ability to gain exclusive access to cable customers depends upon our ability to develop exclusive relationships with cable operators that are dominant within their geographic markets. We cannot assure you that affiliated cable operators will not face competition in the future or that we will be able to establish and maintain exclusive relationships with cable operators. Currently, a number of our contracts with cable operators do not contain exclusivity provisions. Even if we are able to establish and maintain exclusive relationships with cable operators, we cannot assure the ability to do so on favorable terms or in sufficient quantities to be profitable. In addition, we are seeking affiliations with a large number of cable operators as quickly as possible because we will be excluded from providing Internet over cable in those areas served by cable operators with exclusive arrangements with other Internet service providers. Our contracts with cable affiliates typically range from three to seven years, and we cannot assure you that such contracts will be renewed on satisfactory terms. If the exclusive relationship between either us and our cable affiliates or our cable affiliates and their cable subscribers is impaired, if we do not become affiliated with a sufficient number of cable operators, or if we are not able to continue our relationship with a cable affiliate once the initial term of its contract has expired, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

Future revenue growth and profitability will depend in part on the success of our research and development activities

         We expect to continue extensive research and development activities and to evaluate new product and service opportunities. These activities will require our continued investment in research and development and sales and marketing, which could adversely affect our short-term results of operations. We believe that future revenue growth and profitability will depend in part on our ability to develop and successfully market new products and services. Failure to increase revenues from new products and services, whether due to lack of market acceptance, competition, technological change or otherwise, would have a material adverse effect on our business financial condition, prospects and ability to repay our debts.

We will need to manage our expanding business effectively

         To exploit fully the market for our products and services, we must rapidly execute our sales strategy while managing anticipated growth through the use of effective planning and operating procedures. To manage our anticipated growth, we must, among other things:

o        continue  to  develop  and  improve  our  operational,   financial  and
         management information systems;
o        hire and train additional qualified personnel;
o        continue to expand and upgrade core technologies; and
o effectively manage multiple relationships with various customers, suppliers and other third parties.

         Consequently, such expansion could place a significant strain on our services and support operations, sales and administrative personnel and other resources. We may, in the future, also experience difficulties meeting demand for our products and services. Additionally, if we are unable to provide training and support for our products, it will take longer to install our products and customer satisfaction may be lower. We cannot assure that our systems, procedures or controls will be adequate to support our operations or that management will be able to exploit fully the market for our products and services. Our failure to manage growth effectively could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Cable affiliates may be unable to renew their franchises

         Cable television companies operate under non-exclusive franchises granted by local or state authorities that are subject to renewal and renegotiation from time to time. A franchise is generally granted for a fixed term ranging from five to 15 years, but in many cases the franchise may be terminated if the franchisee fails to comply with the material provisions of the franchise. The Cable Television Consumer Protection and Competition Act of 1992 prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. This Act also permits municipal authorities to operate cable television systems in their communities without franchises. We cannot assure that cable television companies having contracts with us will retain or renew their franchises. Non-renewal or termination of any such franchises would result in the termination of our contract with the applicable cable operator. If an affiliated cable operator were to lose its franchise, we would seek to affiliate with the successor to the franchisee. We cannot, however, assure an affiliation with such successor. In addition, affiliation with a successor could result in additional costs to us. If we cannot affiliate with replacement cable operators, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

We may lose cable affiliates through acquisition by unaffiliated cable operators

         Under many of our initial contracts, if a cable affiliate is acquired by an unaffiliated cable operator that already has a relationship with one of our competitors or chooses not to enter into a contract with us, we may lose our ability to offer Internet services in the area served by such former cable affiliate entirely or on an exclusive basis. Such a loss could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We depend on third-party technology to develop and introduce new technology we use

         The markets for the products and services we use are characterized by the following:

o        intense competition;
o        rapid technological advances;
o        evolving industry standards;
o        changes in subscriber requirements;
o        frequent new product introductions and enhancements; and
o        alternative service offerings.

         Because of these factors, we have chosen to rely upon third parties to develop and introduce technologies that enhance our current product and service offerings. If our relationship with such third parties is impaired or terminated, then we would have to find other developers on a timely basis or develop our own technology. We cannot predict whether we will be able to obtain the third-party technology necessary for continued development and introduction of new and enhanced products and services. In addition, we cannot predict whether we will obtain third-party technology on commercially reasonable terms or replace third-party technology in the event such technology becomes unavailable, obsolete or incompatible with future versions of our products or services. The absence of or any significant delay in the replacement of third-party technology would have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We depend on third-party suppliers for certain key products and services

         We currently depend on a limited number of suppliers for certain key products and services. In particular, we depend on Excite, Inc. for national content aggregation, 3Com Corporation and Com21, Inc. for headend and cable modem equipment, Cisco Systems, Inc. for specific network routing and switching equipment, and, among others, MCIWorldCom, Inc. for national Internet backbone services. Excite recently announced that it is being acquired by one of our primary competitors, At Home. If, due to this acquisition, Excite were to terminate its contract with us in November 1999, we would need to find a new provider of national content aggregation. Additionally, certain of our cable modem and headend equipment suppliers are in litigation over their patents. We could experience disruptions in the delivery or increases in the prices of products and services purchased from vendors as a result of this intellectual property litigation. We cannot predict when delays in the delivery of key components and other products may occur due to shortages resulting from the limited number of suppliers, the financial or other difficulties of such suppliers or the possible limited availability in the suppliers' underlying raw materials. In addition, we may not have adequate remedies against such third parties as a result of breaches of their agreements with us. The inability to obtain sufficient key components or to develop alternative sources for such components could result in delays or reductions in our product shipments. If that were to happen, it could have a material adverse effect on our customer relationships, business, financial condition, prospects and ability to repay our debts.

         We depend on third party carriers to maintain their cable systems which carry our data

         Our success will depend upon the capacity, reliability and security of the network used to carry data between our subscribers and the Internet. A significant portion of such network is owned by third parties, and accordingly we have no control over its quality and maintenance. We rely on cable operators to maintain their cable systems. In addition, we rely on other third parties to provide a connection from the cable system to the Internet. Currently, we have transit agreements with MCIWorldCom, Sprint Communications Company, and others to support the exchange of traffic between our network operations center, cable system and the Internet. The failure of any other link in the delivery chain resulting in an interruption of our operations would have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We experience intense competition in our markets

         The markets for our products and services are intensely competitive, and we expect competition to increase in the future. Many of our competitors and potential competitors have substantially greater financial, technical and marketing resources, larger subscriber bases, longer operating histories, greater name recognition and more established relationships with advertisers and content and application providers than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing Internet services or on-line content than we can. We cannot predict whether we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition, prospects or ability to repay our debts. Any increase in competition could reduce our gross margins, require increased spending by us on research and development and sales and marketing, and otherwise materially adversely affect our business, financial condition, prospects and ability to repay our debts.

         We face competition from many sources, which include:

o        Other cable-based access providers;
o        Telephony-based access providers; and
o        Alternative technologies, such as telecom-related solutions

         Cable-based access providers

         In the cable-based segment of the Internet access industry, we compete with other cable-based data services that are seeking to contract with cable system operators. These competitors include:

o systems integrators such as Convergence.com, Online System Services, HSAnet and Frontier Communications' Global Center business; and
o Internet service providers such as Earthlink Network, Inc., MindSpring Enterprises, Inc., and IDT Corporation.

         Several cable system operators have begun to provide high-speed Internet access services over their existing networks. The largest of these cable system operators are CableVision Systems Corporation, Comcast Corporation, Cox Enterprise, Inc., MediaOne Group, Inc., Tele-Communications, Inc. and Time Warner Inc. Tele-Communications, Cox and Comcast market through At Home Corporation, while Time Warner plans to market the RoadRunner service through Time Warner's own cable systems as well as to other cable system operators nationwide. In particular, At Home has announced its intention to compete directly in the small-to medium-sized cable system market.

         Telephone-based access providers

         Some of our most direct competitors in the access markets are telephone-based access providers, including incumbent local exchange carriers, national interexchange or long distance carriers, fiber-based competitive local exchange carriers, ISPs, online service providers, wireless and satellite data service providers, and competitive local exchange carriers that use digital subscriber line technologies. Some of these competitors are among the largest companies in the country, including AT&T Corp, MCIWorldCom., Sprint and Quest Communications International, Inc. Other competitors include BBN Corporation, Earthlink, Netcom Online Communications Services, Inc., Concentric Network, and PSInet Inc. Internet access via the existing telephone infrastructure is widely available and inexpensive, and barriers to entry are low. The result is a highly competitive and fragmented market.

         Some of our potential competitors are offering diversified packages of telecommunications services to residential customers. If these companies bundle Internet access service with other telecommunications services, then we would be at a competitive disadvantage. Many of these companies are offering (or may soon offer) technologies that will attempt to compete with some or all of our Internet data service offerings. The bases of competition in these markets include:

o        transmission speed;
o        reliability of service;
o        ease of access;
o        ratio of price to performance;
o        ease of use;
o        content quality;
o        quality of presentation;
o        timeliness of content;
o        customer support;
o        brand recognition; and
o        operating experience and revenue sharing.

         Alternative technologies

         In addition, the market for high-speed data transmission services is characterized by several competing technologies that offer alternative solutions. Competitive technologies include telecom-related wireline technologies, such as integrated services digital network and digital subscriber line technologies, and wireless technologies such as local multipoint distribution service, multichannel multipoint distribution service and direct broadcast satellite. Our prospects may be impaired by Federal Communications Commission rules and regulations, which are designed, at least in part, to increase competition in video and related services. The FCC has also created a General Wireless Communications Service in which licensees are afforded broad latitude in defining the nature and service area of the communications services they offer. The full impact of the General Wireless Communications Service remains to be seen. Nevertheless, all of these new technologies pose potential competition to our business. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our services if such alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages over cable solutions. Competition from telecom-related solutions is expected to be intense.

         We cannot predict whether and to what extent technological developments will have a material adverse effect on our competitive position. The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products and services that would reduce the competitiveness of our products and services. If that were to happen, it could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Increased usage may reduce our transmission speed

         Because the ISP Channel service has been operational for a relatively short period of time, our ability to connect and manage a substantial number of on-line subscribers at high transmission speeds is unknown. In addition, we face risks related to our ability to scale up to expected subscriber levels while maintaining superior performance. While peak downstream data transmission speeds across the cable network approaches 30 megabits per second in each 6 MHz channel, the actual downstream data transmission speeds for each cable subscriber will be significantly slower and will depend on a variety of factors, including:

o        actual speed provisioned for the subscriber's cable modem;
o        quality of the server used to deliver content;
o        overall Internet traffic congestion;
o the number of active subscribers on a given 6 MHz channel at the same time;
o        the capability of cable modems used; and
o        the service quality of the cable affiliates' cable networks.

         As the number of subscribers increases, it may be necessary for our cable affiliates to add additional 6 MHz channels in order to maintain adequate data transmission speeds from the Internet. These additions would render such channels unavailable to such cable affiliates for video or other programming. We cannot assure you that our cable affiliates will provide additional capacity for this purpose. On two-way cable systems, the transmission data channel to the Internet is located in a range not used for broadcast by traditional cable networks and is more susceptible to interference than the transmission data channel from the Internet, resulting in a slower peak transmission speed to the Internet. In addition to the factors affecting data transmission speeds from the Internet , the interference level in the cable affiliates' data broadcast range to the Internet can materially affect actual data transmission speeds to the Internet. The actual data delivery speeds realized by subscribers will be significantly lower than peak data transmission speeds and will vary depending on the subscriber's hardware, operating system and software configurations. We cannot assure you that we will be able achieve or maintain data transmission speeds high enough to attract and retain our planned numbers of subscribers, especially as the number of subscribers to our services grows. Consequently, a perceived or actual failure by us to achieve or maintain high speed data transmission could significantly reduce consumer demand for our services and have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

System failure may cause interruption of Internet services

         Our operations are dependent upon our ability to support a highly complex network and avoid damages from fires, earthquakes, floods, power losses, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of any one of these events could cause interruptions in the services we provide. In addition, the failure of an incumbent local exchange carrier or other service provider to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We may be vulnerable to unauthorized access, computer viruses and other disruptive problems

         While we have taken substantial security measures, our networks or those of our cable affiliates may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service providers and online service providers have experienced in the past, and may experience in the future, interruptions in service as a result of the accidental or intentional actions of Internet users. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in our computer systems and those of our subscribers. Such events may result in our liability to our subscribers and may deter others from becoming subscribers, which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts. Although we intend to continue using industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that these measures will not be circumvented in the future. Moreover, we have no control over the security measures that our cable affiliates adopt. Eliminating computer viruses and alleviating other security problems may cause our subscribers delays due to interruptions or cessation of service. Such delays could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We must provide high-quality content and the market for high-quality content has only recently begun to develop

         A key part of our strategy is to provide Internet users a more compelling interactive experience than the one currently available to customers of dial-up Internet service providers and online service providers. We believe that, in addition to providing high-speed, high-performance Internet access, to be successful we must also develop and aggregate high-quality multimedia content.
Our success in providing and aggregating such content will depend in part on:

o our ability to develop a customer base large enough to justify investments in the development of such content; o the ability of content providers to create and support high-quality multimedia content; and o our ability to aggregate content offerings in a manner subscribers find attractive.

         We cannot assure you that we will be successful in these endeavors.

         In addition, the market for high-quality multimedia Internet content has only recently begun to develop and is rapidly evolving, and there is significant competition among Internet service providers and online service providers for obtaining such content. If the market fails to develop, or develops more slowly than expected, or if competition increases, or if our content offerings do not achieve or sustain market acceptance, our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

Our success will depend, in part, on obtaining advertising revenues, which may not come to fruition

         The success of the ISP Channel service depends in part on our ability to draw advertisers to the ISP Channel. We expect to derive significant revenues from advertisements placed on co-branded and ISP Channel web pages and "click through" revenues from products and services purchased through links from the ISP Channel to vendors. We believe that we can leverage the ISP Channel to provide demographic information to advertisers to help them better target prospective customers. Nonetheless, we have not generated any significant advertising revenue yet and we cannot assure you that advertisers will find such information useful or will choose to advertise through the ISP Channel. Therefore, we cannot assure you that we will be able to attract advertising revenues in quantities and at rates that are satisfactory to us. The failure to do so could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

The ISP Channel brand may not be a commercial success

         We believe that establishing and maintaining the ISP Channel brand are critical to attract and expand our subscriber base. Promotion of the ISP Channel brand will depend on several factors, including:

o our success in providing high-speed, high-quality consumer and business Internet products, services and content;
o        the marketing efforts of our cable affiliates; and
o        the reliability of our cable affiliates' networks and services.

         We cannot assure you that any of these factors will be achieved. We have little control over our cable affiliates' marketing efforts or the reliability of their networks and services.

         If consumers and businesses do not perceive our existing products and services as high quality or we introduce new products or services or enter into new business ventures that are not favorably received by consumers and businesses, then we will be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, to the extent that the ISP Channel service is unavailable, we risk frustrating potential subscribers who are unable to access our products and services.

         Furthermore, we may need to devote substantial resources to create and maintain a distinct brand loyalty among customers, to attract and retain subscribers, and to promote and maintain the ISP Channel brand in a very competitive market. If we are unsuccessful in establishing or maintaining the ISP Channel brand or if we incur excessive expenses in promoting and maintaining our brand, our business, financial condition, prospects and ability to repay our debts would be materially adversely affected.

We must develop an effective billing and collections system

         We have recently begun the process of designing and implementing our billing and collections system for the ISP Channel service. We intend to bill for our services over the Internet and, in most cases, to collect these invoices through payments received via the Internet. Such invoices and payments have security risks. Given the complexities of such a system, we cannot assure you that we will be successful in developing and launching the system in a timely manner or that we will be able to scale the system quickly and efficiently if the number of subscribers requiring such a billing format increases. Currently, our cable affiliates are responsible for billing and collection for our Internet access services. As a result, we have little or no control over the accuracy and timeliness of the invoices or over collection efforts.

         Given our relatively limited history with billing and collection for Internet services, we cannot predict the extent to which we may experience bad debts or our ability to minimize such bad debts. If we encounter significant problems with our billing and collections process, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

We depend on the growth and evolution of the Internet

         Market acceptance of our Internet services substantially depends upon the growth and evolution of the Internet in ways that are best suited for our products and services. High-speed cable-based Internet access is of greatest value to consumers of multimedia and other bandwidth-intensive content. The nature of the content available over the Internet and the technologies available to access that content are evolving rapidly, and thus, we cannot assure you that those applications most favorable to our services and technology will be widely accepted by the marketplace.

         Because the number of Internet users and level of use continue to grow significantly, we cannot assure you that the Internet infrastructure will be able to support this increased demand or that the performance or reliability of the Internet will not be adversely affected. The Internet could lose its commercial viability due to delays in the development or adoption of new standards to handle increased levels of Internet activity. In addition, we cannot assure you that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed. In particular, the Internet has only recently become a medium for advertising and electronic commerce. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, financial condition, prospects and ability to repay our debts could be materially adversely affected.

We may face potential liability for defamatory or indecent content

         The law relating to liability of Internet service providers and online service providers for information carried on or disseminated through their networks is currently unsettled. A number of lawsuits have sought to impose such liability for defamatory speech and indecent materials. Congress has attempted to impose such liability, in some circumstances, for transmission of obscene or indecent materials. In one case, a court has held that an online service providers could be found liable for defamatory matter provided through its service, on the ground that the service provider exercised active editorial control over postings to its service. Because of the potential liability for materials carried on or disseminated through our systems, we may have to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain products or services. Any imposition of liability on our company for information carried on the Internet could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We may face potential liability for information retrieved and replicated

         Because subscribers download and redistribute materials that are cached or replicated by us in connection with our Internet services, claims could be made against us or our cable affiliates under both U.S. and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. You should know that these types of claims have been successfully brought against online service providers. In particular, copyright and trademark laws are evolving both domestically and internationally, and it is uncertain how broadly the rights provided under these laws will be applied to on-line environments. It is impossible for us to determine who the potential rights holders may be with respect to all materials available through our services. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of on-line transactions or on-line technology. As with other online service providers, patent claims could be asserted against us based upon our services or technologies. Our liability insurance may not cover these types of potential claims or may not be adequate to indemnify us for all liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Our business depends upon the development of new products and services in the face of rapidly evolving technology

         Risks related to our products and services

         Our future development efforts may not result in commercially successful products and services or our products and services may be rendered obsolete by changing technology, new industry standards or new product announcements by competitors.

         For example, we expect digital set-top boxes capable of supporting high-speed Internet access services to be commercially available in the next 18 months. Set top boxes will enable subscribers to access the Internet without a computer. Although the widespread availability of set-top boxes could increase the demand for our Internet service, the demand for set-top boxes may never reach the level we and industry experts have estimated. Even if set-top boxes do reach this level of popularity, we cannot assure you that we will be able to capitalize on such demand. If this scenario occurs or if other technologies or standards applicable to our products or services become obsolete or fail to gain widespread commercial acceptance, then our business, financial condition, prospects and ability to repay our debts will be materially adversely affected.

         Our ability to adapt to changes in technology and industry standards, and to develop and introduce new and enhanced products and service offerings, will determine whether we can maintain or improve our competitive position and our prospects for growth. However, the following factors may hinder our efforts to introduce and sell new products and services:

o rapid technological changes in the Internet and telecommunications industries;
o the lengthy product approval and purchase process of our customers; and o our reliance on third-party technology for the development of new products and services.

         Risks relating to our  suppliers' products

         The technology underlying our capital equipment, such as headends and cable modems, continues to evolve and, accordingly, our equipment could become out-of-date or obsolete prior to the time we originally intended to replace it. If this occurs, we may need to purchase substantial amounts of new capital equipment, which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

         Risks relating to our competitors' products

         The introduction by our competitors of products or services embodying, or purporting to embody, new technology could also render our existing products and services, as well as products or services under development, obsolete and unmarketable. Internet, telecommunications and cable technologies are evolving rapidly. Many large corporations, including large telecommunications providers, regional Bell operating companies and telecommunications equipment providers, as well as large cable system operators, regularly announce new and planned technologies and service offerings that could impact the market for our services. The announcements can delay purchasing decisions by our customers and confuse the marketplace regarding available alternatives. Such announcements could, in the future, adversely impact our business, financial condition, prospects and ability to repay our debts.

         In addition, we cannot assure you that we will have the financial and manufacturing resources necessary to continue successful development of new products or services based on emerging technologies. Moreover, due to intense competition, there may be a time-limited market opportunity for our cable-based consumer and business Internet services. Our services may not achieve widespread acceptance before competitors offer products and services with speed and performance similar to our current offerings. In addition, the widespread adoption of new Internet or telecommuting technologies or standards, cable-based or otherwise, could require substantial and costly modifications to our equipment, products and services and could fundamentally alter the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Our purchase of Intelligent Communications, Inc. subjects us to risks in a new market in which we have no experience

         On November 23, 1998, we signed an agreement to purchase Intelligent Communications, Inc., a provider of two-way satellite Internet access options using very small aperture terminal ("VSAT") technology. We expect to complete the purchase of Intelligent Communications by June 30, 1999, although we cannot assure you that we will complete the transaction on schedule, if at all. Acquisitions involve many risks including potential negative effects on our reported results of operations from acquisition-related charges and amortization of goodwill and purchased technology. In addition, the Intelligent
Communications acquisition is structured as a purchase by us of all of the outstanding stock of Intelligent Communications. As a result, upon completion of the acquisition, we will assume all liabilities of Intelligent Communications. It is possible that we are not aware of all of the liabilities of Intelligent Communications and that upon completion of the acquisition, we will have assumed greater liabilities that we expected. In addition, we have very little experience in the markets and technology in which Intelligent Communications is focused.

         As with mergers generally, this merger presents important challenges and risks. Achieving the anticipated benefits of the merger will depend, in part, upon whether the integration of the two companies' businesses is achieved in an efficient, cost-effective and timely manner, but we cannot assure that this will occur. The successful combination of the two businesses will require, among other things, the timely integration of the companies' product and service offerings and the coordination of the companies' research and development efforts. We cannot assure you that integration will be accomplished smoothly, on time or successfully. Although the management teams of both SoftNet and Intelligent Communications believe that the merger will benefit both companies, we cannot assure you that the merger will be successful. In addition, the purchase of Intelligent Communications, Inc.
presents new risks to us, including the following:

         Dependence on VSAT market

         One of the reasons we have agreed to purchase Intelligent Communications was to be able to provide two-way satellite Internet access options to our customers using VSAT satellite technology. However, the market for VSAT communications networks and services may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of the existing VSAT technology by an alternative technology could adversely affect our business, financial condition, prospects and ability to repay our debts.

         Risk of damage, loss or malfunction of satellite

         The loss, damage or destruction of any of the satellites used by Intelligent Communications as a result of military actions or acts of war, anti-satellite devices, electrostatic storm or collision with space debris, or a temporary or permanent malfunction of any of these satellites, would likely result in interruption of Internet services we provide over the satellites which could adversely affect our business, financial condition, prospects and ability to repay our debts.

         In addition, use of the satellites to provide Internet services requires a direct line of sight between the satellite and the cable headend and is subject to distance and rain attenuation. In certain markets which experience heavy rainfall, transmission links must be engineered for shorter distances and greater power to maintain transmission quality. Such engineering changes may increase the cost of providing service.

         Equipment failure and interruption of service

         Our operations will require that its network, including the satellite connections operate on a continuous basis. It is not unusual for networks, including switching facilities to experience periodic service interruption and equipment failures. It is therefore possible that the network facilities we use may from time to time experience interruptions or equipment failures, which would negatively affect consumer confidence as well as our business operations and reputation.

         Dependence on leases for satellites

         Intelligent Communications currently leases satellite space from General Electric. If for any reason, the leases were to be terminated, we cannot assure you that we could renew the leases for the satellites on favorable terms, if at all. We have not identified alternative providers and believe that any new leases would probably be more costly to us. In any case, we cannot assure you that an alternative provider of satellite services would be available, or, if available, would be available on terms favorable to us.

         Government regulation

         The VSAT satellite industry is a highly regulated industry, both domestically and internationally. In the United States, operation and use of VSAT satellites requires licenses from the Department of Commerce and the Federal Communications Commission. In addition, in order to operate internationally, VSAT satellites generally require licenses from governments of foreign countries in which imagery will be directly downlinked.

                  United States regulation

         The Department of Commerce is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns and complying with all international obligations of the United States. The U.S. government generally reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of such interruptions or service could adversely affect our ability to market our Internet services to certain end-user customers.

         As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, that modify the present regulatory environment in the United States.

                  International regulation

         All satellite systems operating internationally are subject to general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

         International Telecommunications Union regulations, which define for each service the technical operating parameters (including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service);

         the Intelsat and Inmarsat agreements which provide that in order to conform with international treaties and obligations the operators of international satellite systems must demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

         regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority for utilization of the required spectrum in each country.

         Within foreign countries, we expect that GE, as the lessor of the satellite space, will secure appropriate licenses and operational authority for utilization of the required spectrum in each country into which satellite imagery will be downlinked.

         While we believe that our lessors will be able to obtain and renew all U.S. and international licenses and authorizations necessary to operate effectively, we cannot assure you that we our lessors will be successful in doing so. Our failure to indirectly obtain or renew some or all necessary licenses or approvals could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Acquisition-related risks

         In addition to the recent acquisition of Intelligent Communications, Inc., we may acquire other businesses that we believe will complement our existing business. We cannot predict if or when any prospective acquisitions will occur or the likelihood that they will be completed on favorable terms.

         Acquiring a business involves many risks, including:

o potential disruption of our ongoing business and diversion of resources and management time;
o        incurrence of unforeseen obligations or liabilities;
o possible inability of management to maintain uniform standards, controls, procedures and policies;
o        difficulty assimilating the acquired operations and personnel;
o risks of entering markets in which we have little or no direct prior experience; and
o potential impairment of relationships with employees or customers as a result of changes in management.

         We cannot assure that we will make any acquisitions or that we will be able to obtain additional financing for such acquisitions, if necessary. If any acquisitions are made, we cannot assure that we will be able to successfully integrate the acquired business into our operations or that the acquired business will perform as expected.

We depend on certain key personnel

         Our success depends, in large part, on our ability to attract and retain qualified technical, marketing, sales and management personnel. With the expansion of the ISP Channel service, we are currently seeking new employees. However, competition for such personnel is intense in our business, and thus, we may be unsuccessful in our hiring efforts. To launch the ISP Channel concept on a large-scale basis, we have recently assembled a new management team, most of whom have been with us for less than six months. The loss of any member of the new team, or failure to attract or retain other key employees, could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

Direct and indirect government regulation can significantly impact our business

         Currently, neither the FCC nor any other federal or state communications regulatory agency directly regulates our services. However, any changes in law or regulation relating to Internet connectivity and telecommunications markets could affect the nature, scope and prices of our services. Such changes include those that directly or indirectly affect costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from the regional Bell operating companies or other telecommunications companies.

         Possibility of changes in law or regulation

         For example, proceedings are pending at the FCC to determine whether, and to what extent, Internet service providers should be considered "telecommunications carriers" and, if so, whether they should be required to contribute to the Universal Service Fund. Although the FCC has decided for the moment that Internet service providers are not telecommunications carriers, that decision is not yet final and is being challenged by various parties, including the regional Bell operating companies. Some members of Congress have also challenged the FCC's conclusion. Congressional dissatisfaction with the FCC's conclusions could lead to further changes to the FCC's governing law. We cannot predict the impact, if any, that future legal or regulatory changes might have on our business.

         Regulations affecting the cable industry may discourage cable operators from upgrading their systems

         In addition, regulation of cable television may affect the speed at which our cable affiliates upgrade their cable infrastructures to two-way cable. Currently, our cable affiliates have generally elected to classify the distribution of our services as "additional cable services" under their respective franchise agreements, and accordingly pay franchise fees. However, the election by cable operators to classify Internet access as an additional cable service may be challenged before the FCC, the courts or Congress, and any change in the classification of service could have a potentially adverse impact on our company.

         Our cable affiliates may be subject to multiple franchise fees for distributing our services

         Another possible risk is that local franchise authorities may subject the cable affiliates to higher or additional franchise fees or taxes or otherwise require them to obtain additional franchises in connection with distribution of our services. There are thousands of franchise authorities in the United States alone, and thus it will be difficult or impossible for us or our cable affiliates to operate under a unified set of franchise requirements.

         Possible negative consequences if cable operators are classified as common carriers

         If the FCC or another governmental agency classifies cable system operators as "common carriers" or "telecommunications carriers" because they provide Internet services, or if cable system operators themselves seek such classification as a means of limiting their liability, we could lose our rights as the exclusive ISP for some of our cable affiliates. In addition, if we or our cable affiliates are classified as common carriers, we could be subject to government-regulated tariff schedules for the amounts we charge for our services. To the extent we increase the number of foreign jurisdictions in which we offer our services, we will be subject to further governmental regulation.

         Import restrictions may affect the delivery schedules and costs of supplies from foreign shippers

         In addition, we obtain some of the components for our products and services from foreign suppliers which may be subject to tariffs, duties and other import restrictions. Any changes in law or regulation including those discussed above, whether in the United States or elsewhere, could materially adversely affect our business, financial condition, prospects and ability to repay our debts.

Failure to sell KCI and MTC in a timely manner could adversely affect our ability to implement our business plan

         We have announced the planned sale of KCI and MTC to two separate buyers. We intend to apply the proceeds of such a sale toward the repayment of debt and the expansion of the ISP Channel service. However, we cannot assure you that these efforts will be successful. In the absence of such a sale, management's attention could be substantially diverted to operate or otherwise dispose of KCI and MTC. If a sale of KCI or MTC is delayed, its value could be diminished. Moreover, KCI or MTC could incur losses and operate on a negative cash flow basis in the future. Thus, any delay in finding a buyer or failure to sell these divisions could have a material adverse effect on our business, financial condition, prospects and ability to repay our debts.

We do not intend to pay dividends

         We have not historically paid any cash dividends on our common stock and do not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon our earnings and capital requirements, our debt obligations and other factors the board of directors deems relevant. We currently intend to retain our earnings, if any, to finance the development and expansion of the ISP Channel service. Our certificate of incorporation (1) prohibits the payment of cash dividends on our common stock, without the approval of the holders of the convertible preferred stock and (2) upon liquidation of our company, requires us to pay the holders of the convertible preferred stock before we make any payments to the holders of our common stock. You should also know that some of our financing agreements restrict our ability to pay dividends on our common stock.

Our stock price is volatile

         The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

o        announcements of developments related to our business;
o        fluctuations in our results of operations;
o        sales of substantial amounts of our securities into the marketplace;
o        general conditions in our industries or the worldwide economy;
o        an outbreak of war or hostilities;
o a shortfall in revenues or earnings compared to securities analysts' expectations;
o        changes in analysts' recommendations or projections;
o        announcements of new products or services by us or our competitors; and
o        changes in our relationships with our suppliers or customers.

         The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and thus, the current market price may not be indicative of future market prices.

Prospective anti-takeover provisions could negatively impact our stockholders

         We  are a New  York  corporation.  We  intend  to  solicit  shareholder approval to reincorporate in Delaware. Both the New York Business Corporation Law and the Delaware General Corporation Law contain certain provisions that may discourage, delay or make a change in control of our company more difficult or prevent the removal of incumbent directors. In addition, our proposed certificate of incorporation and bylaws for the Delaware corporation would have certain provisions that have the same effect. These provisions may have a negative impact on the price of our common stock and may discourage third-party bidders from making a bid for our company or may reduce any premiums paid to shareholders for their common stock.

The Year 2000 issue could harm our operations

         Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because such computer programs would not properly recognize a year that begins with "20" instead of "19." This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 Issue" or "Y2K Issue." We have formulated a Y2K Plan to address our Y2K issues and have created a Y2K Task Force headed by the Director of I/S and Data Services to implement the plan. Our Y2K Plan has six phases:

1. Organizational Awareness - educate our employees, senior management, and the board of directors about the Y2K issue.

2. Inventory - complete inventory of internal business systems and their relative priority to continuing business operations. In addition, this phase includes a complete inventory of critical vendors, suppliers and services providers and their Y2K compliance status.

3. Assessment - assessment of internal business systems and critical vendors, suppliers and service providers and their Y2K compliance status.

4. Planning - preparing the individual project plans and project teams and other required internal and external resources to implement the required solutions for Y2K compliance.

5.       Execution - implementation of the solutions and fixes.

6.       Validation - testing the solutions for Y2K compliance.

         Our Y2K Plan will apply to two areas:

1.       Internal business systems

2.       Compliance by external customers and providers

         Internal business systems

         Our internal business systems and workstation business applications will be a primary area of focus. We are in the unique position of completing the implementation of new enterprise-wide business solutions to replace existing manual processes and/or "home grown" applications during 1999. These solutions are represented by their vendors as being fully Y2K compliant. We have few, if any, "legacy" applications that will need to be evaluated for Y2K compliance.

         We plan to have completed the Inventory and Assessment Phases of substantially all critical internal business systems by January 31, 1999, with the Planning Phase to be completed by March 31, 1999. The Execution and
Validation Phases will be completed by August 31, 1999. We expect to be Y2K compliant on all critical systems, which rely on the calendar year before December 31, 1999.

         Some non-critical systems may not be addressed until after January 2000. However, we believe such systems will not cause significant disruptions in our operations.

         Compliance by external customers and suppliers

         We are in the process of the inventory and assessment phases of our critical suppliers, service providers and contractors to determine the extent to which our interface systems are susceptible to those third parties' failure to remedy their own Y2K issues. We expect that assessment will be complete by mid-1999. To the extent that responses to Y2K readiness are unsatisfactory, we intend to change suppliers, service providers or contractors to those that have demonstrated Y2K readiness. We cannot be assured that we will be successful in finding such alternative suppliers, service providers and contractors. We do not currently have any formal information concerning the status of our customers but have received indications that most of our customers are working on Y2K compliance.

         Risks associated with Y2K

         We believe the major risk associated with the Y2K Issue is the ability of our key business partners and vendors to resolve their own Y2K Issues. We will spend a great deal of time over the next several months, working closely with suppliers and vendors, to assure their compliance. Should a situation occur where a key partner or vendor is unable to resolve their Y2K issue, we expect to be in a position to change to Y2K compliant partners and vendors.

         Costs to address Y2K issues

         Because we are in the position of implementing new enterprise wide business solutions to replace existing manual processes and/or "home grown" applications, there will be little, if any, Y2K changes required to existing business applications. All of the new business applications implemented (or in the process of being implemented in 1999) are represented as being Y2K compliant.

         We currently believe that implementing our Y2K Plan will not have a material effect on our financial position.

         Contingency plan

         We have not formulated a contingency plan at this time but expect to have specific contingency plans in place prior to September 30, 1999.

         Summary
         We anticipate that the Y2K Issue will not have a material adverse effect on our financial position or results of operations. There can be no assurance, however, that the systems of other companies or government entities, on which we rely for supplies, cash payments, and future business, will be timely converted, or that a failure to convert by another company or government entities, would not have a material adverse effect on our financial position or results of operations. If third party service providers and vendors, due to Y2K Issues, fail to provide us with components, materials, or services which are necessary to deliver our service and product offerings, with sufficient electrical power and transportation infrastructure to deliver our service and product offerings, then any such failure could have a material adverse effect on our ability to conduct business, as well as our financial position and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material
electronically   on  the   SEC's   home   page  on  the   World   Wide   Web  at
http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No. 333-______) we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the following documents filed by us with the SEC (File No. 1-5270). We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of the shares of common stock being registered or until such shares can be sold without being registered.

1.       Our Annual Report on Form 10-K for the fiscal year ended  September 30,
         1998.

2.       Our Current Report on Form 8-K filed with the SEC on January 26, 1999.

3. Our Preliminary Proxy Statement on Schedule 14A filed with the SEC on February 2, 1999.

         If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Mr. Steven M. Harris, Secretary, SoftNet Systems, Inc., 520 Logue Avenue, Mountain View, California 94043, (650) 962-7470.

         You should rely only on the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of SoftNet common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock being offered by the selling shareholders under this prospectus.

                            THE SELLING SHAREHOLDERS

         The selling shareholders obtained or will obtain their shares of SoftNet common stock upon conversion of our 9% senior subordinated convertible notes due 2001 or upon exercise of warrants to purchase SoftNet common stock that they held or are holding.

         We have agreed to register initially 1,717,587 shares of our common stock that we may be required to issue to the selling shareholders upon conversion of our 9% senior subordinated convertible notes due 2001 or exercise of warrants to purchase our common stock. We may be required to register additional shares of our common stock if:

o we have either obtained approval from our shareholders or the American Stock Exchange or Nasdaq depending on where our common stock is listed, to issue more than 1,717,587 shares of our common stock (unless we are no longer subject to an American Stock Exchange or Nasdaq rule that requires us to obtain such approval prior to issuing in excess of 19.99% of our common stock);

o the conversion price of the 9% senior subordinated convertible notes due 2001 is $6.99 or lower; or

o certain dilutive events occur with respect to the common stock underlying our 9% senior subordinated convertible notes due 2001 and warrants.

         We cannot determine the actual number of shares of our common stock that we will issue because the conversion price of our 9% senior subordinated convertible notes will fluctuate with the market price of our common stock beginning July 1, 1999, subject to a maximum conversion price of $17.00. After July 1, 1999, the number of shares underlying our 9% senior subordinated convertible notes due 2001 would increase if the conversion price decreased, so long as the conversion price was below $17.00. See "Description of certain provisions of our 9% senior subordinated convertible notes due 2001--Conversion prices; Risk Factors--Issuance of common stock pursuant to existing obligations will result in dilution to the common stockholders."

         The following table sets forth for each selling shareholder the number of shares of our common stock underlying our 9% senior subordinated convertible notes due 2001 and warrants held by such selling shareholder, the number of shares of our common stock that may be offered under this prospectus, the total shares of common stock beneficially owned by such selling shareholders, and the percentage of our outstanding common stock that each represents as of January 31, 1999. Percentage ownership is based upon 8,785,253 shares of common stock outstanding on January 31, 1999.

         The shares of common stock underling our 9% senior subordinated convertible notes due 2001 presented on the table is based on the conversion prices in effect as of the date of this prospectus, which is $17.00. The total number of shares beneficially owned includes:

     o the number of shares of our common stock into which our 9% senior subordinated convertible notes due 2001 can convert assuming the $17.00 conversion price as of the date of this prospectus is in effect;

     o    the number of shares of our common stock underlying the warrants; and

     o any additional shares of common stock beneficially owned by such selling shareholder as determined in accordance with the rules of the Securities and Exchange Commission.

     Generally, the rules of the Securities and Exchange Commission define beneficial ownership to include securities with respect to which the investor has voting or investment power. The rules also provide that beneficial ownership includes shares of common stock underlying options, warrants and convertible securities that can be exercised or converted within 60 days. To that extent, the number of shares of our Common Stock underlying our 9% senior subordinated convertible notes due 2001 and the warrants presented on the table may not present the actual beneficial ownership from time to time of the selling shareholders in accordance with these rules because of the floating-rate conversion feature of our 9% senior subordinated convertible notes due 2001 and because of the 4.99% limitation on beneficial ownership in our 9% senior subordinated convertible notes due 2001. In that regard, please see "Description of certain provisions of our 9% senior subordinated convertible notes due 2001" at page 24 for a more detailed description of these factors.

--------------- ----------------------------------- ------------------------------- -----------------------------------
                      9% Senior Subordinated                                             Total Number of Shares
                                                                                         ----------------------
                    Convertible Notes due 2001                 Warrants              Common Stock Beneficially Owned
                    --------------------------                 --------              -------------------------------
--------------- ----------------------------------- ------------------------------- -----------------------------------
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------
                                                                                       Shares of
                   Shares of         Shares of         Shares of       Shares of     Common Stock        Shares of
                  Common Stock      Common Stock     Common Stock    Common Stock     Owned and        Common Stock
                   Underlying      Being Offered      Underlying     Being Offered    Underlying       Being Offered
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------
                    #
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------
Stark                 470,588           945,058         200,000          200,000         732,514         1,145,058
International(1)
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------

Shepherd              235,294           472,529         100,000          100,000         391,168           572,529
Investments
International,
Ltd.
--------------- ----------------- ----------------- ---------------- -------------- ---------------- ------------------

     (1)  Total number of shares of common stock owned and  underlying  includes
          61,926 shares of common stock.

     (2)  Total number of shares of common stock owned and  underlying  includes
          55,874 shares of common stock.



Description of certain provisions of our 9% senior subordinated convertible notes due 2001

         The rights and privileges of our 9% senior subordinated convertible notes due 2001 follow our 9% senior subordinated convertible notes due 2001 if they are transferred. Certain provisions of our 9% senior subordinated convertible notes due 2001 are discussed below.

     Interest Rate

         Interest on the outstanding principal amount of our 9% senior subordinated convertible notes due 2001 is payable at the rate of 9% per annum, quarterly in arrears. Any amount of principal that is not paid when due shall bear interest from the day when such principal payment amount was due until paid at a rate of 18% per annum.

     Limitations on Conversion

         A holder of our 9% senior subordinated convertible notes due 2001 cannot convert its 9% senior subordinated convertible notes due 2001 in the event such conversion would result in its beneficially owning more than 4.99% of our common stock as beneficial ownership is determined under the rules of the Securities and Exchange Commission. Notwithstanding this limitation, the holders of our 9% senior subordinated convertible notes due 2001 cannot convert into an aggregate of more than 1,717,587 shares of our common stock without the approval of our common stock shareholders or the American Stock Exchange, or Nasdaq, as applicable, unless we are no longer subject to a rule by the American Stock Exchange or Nasdaq that prohibits us from issuing more than 19.99% of our common stock without such shareholder approval.

         The 19.99% limitation provides common shareholders protection against dilution upon conversion of the 9% senior subordinated convertible notes due 2001 and exercise the warrants. In the event we obtain shareholder approval for issuance of more than 19.99% of our common stock upon conversion of the 9% senior subordinated convertible notes due 2001 and exercise the warrants, this protection would not be available.

     Conversion Prices

         The actual number of shares of common stock issuable upon conversion of our 9% senior subordinated convertible notes due 2001 will be determined by the following formula:

      (The principal amount of our 9% senior subordinated convertible notes due 2001, and any accrued but unpaid interest thus being converted)
                                   divided by
          (The applicable conversion price at the time of conversion).

         The conversion price is subject to adjustment as set forth in our 9% senior subordinated convertible notes due 2001. Prior to July 1, 1999, the conversion price of our 9% senior subordinated convertible notes due 2001 is equal to $17.00 per share. Thereafter, the conversion price of our 9% senior subordinated convertible notes due 2001 is equal to the lower of $17.00 per share and the lowest five day average closing bid price of the common stock during the 30 day trading period ending one day prior to the applicable conversion date.

         The following table sets forth the number of shares of common stock issuable upon conversion of our 9% senior subordinated convertible notes due 2001 assuming the market price of the common stock is 25%, 50%, 75% and 100% of the market price of the common stock on February 2, 1999, which was $16.88 per share. The table also assumes that the 19.99% limitation was no longer in effect.

       Percent of Market         Number of Shares Issuable
             Price                    Upon Conversion
              25%                         2,843,601
              50%                         1,421,800
              75%                           947,867
              100%                          710,900

Description of Certain Provisions of the Warrants

         The warrants issued in connection with our 9% senior subordinated convertible notes due 2001 have an exercise price of $17.00 per share and expire on January 1, 2003. On July 1, 1999, the exercise price of the warrants is subject to adjustment to the amount equal to the lesser of the then current exercise price and 110% of the five day average closing bid prices for the five trading days immediately preceding July 1, 1999. The number of shares issuable upon exercise of the warrants is subject to anti-dilution adjustment upon certain events, including, with some exceptions, our sale of common stock or securities convertible into or exercisable for our common stock at a price per share less than the exercise price of the warrants. The warrants may be exercised through a cashless exercise either by:

     o cancellation of a portion of the unpaid principal amount of our 9% senior subordinated convertible notes due 2001 held by the selling shareholder seeking to exercise such warrants;

     o cancellation of that number of shares of our common stock that would have been issued with an aggregate market price equal to the aggregate exercise price of the warrants being exercise; or

     o surrender of that number of shares of our common stock with an aggregate market price equal to the aggregate exercise price of the warrants being exercised.

         Please see our Current Report on Form 8-K filed with the SEC on January 26, 1999 for a description of the 9% senior subordinated convertible notes due 2001 and the warrants and the transaction documents relating to their issuance.


                              PLAN OF DISTRIBUTION

         We will not receive any proceeds from the sale of the shares of our common stock offered hereby.

         The shares offered by this prospectus may be sold by the selling shareholders or their respective pledgees, donees, transferees or successors in interest, in one or more of the following transactions (which may involve one or more block transactions):

o        on the American Stock Exchange;
o        in sales occurring in the public market of such exchange;
o        in privately negotiated transactions;
o        through the writing of options on shares or short sales; or
o        in a combination of such transactions.

         Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices or such other price as the selling shareholders determine from time to time. Some or all of the shares offered by this prospectus may be sold directly to market makers acting as principals or through brokers acting on behalf of the selling shareholders or as agents for themselves or their customers or to dealers for resale by such dealers. In connection with such sales such brokers and dealers may receive compensation in the form of discounts, commissions or concessions from the selling shareholders and may receive commissions from the purchasers of shares offered by this prospectus for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

                  The selling shareholders have sole discretion not to accept any purchase offer or make any sale of shares offered by this prospectus if they deem the purchase price to be unsatisfactory. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any of the shares offered by this prospectus from or through such broker or dealer. The compensation of such broker-dealers may be deemed underwriting discounts and commissions. In addition, any Shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distribution of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers or other financial institutions which require the deliver to the broker-dealer or other financial institutions of the shares. The broker-dealer or other financial institutions may then resell or otherwise transfer such shores pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a the broker-dealer may sell the pledged shares pursuant to this prospectus.

         To comply with certain states' securities laws, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless (1) the shares offered by this prospectus have been registered or qualified for sale in such state or an exemption from registration exists or (2) qualification is available and is complied with. Also, each selling shareholder will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations of both acts, including Regulation M. Regulation M's provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholders.

         We will pay all expenses of the offering of the shares offered by this prospectus, except that the selling shareholders will pay any applicable underwriting commission discount and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholders.

         Pursuant to the terms of the registration rights agreement with the selling shareholders, we have agreed to indemnify and hold harmless such selling shareholders from, among other things, certain liabilities under the Securities Act.

                                      LEGAL

         The validity of the securities of offered hereby will be passed upon for the company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERT

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following  are  the  expenses   (estimated   except  for  the  SEC
registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

SEC registration fee.................................................$ 8,058
Fees and expenses of counsel..........................................20,000
Fees and expenses of accountants......................................10,000
Listing fees..........................................................17,500
Transfer agent fees....................................................5,000
Miscellaneous.........................................................17,500
                                                                    --------
              Total..................................................$78,058

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The New York Business Corporation Law and the By-laws of the Registrant provide for indemnification of directors and officers for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them.

         The Company's Certificate of Incorporation provides that no contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of the Company is or are interested in or is a director or officer, or are directors or officers, of such other corporation, and any director or directors, individually or jointly, may be a party or parties to or may be interested in any contractor transaction of the Company, or in which the Company is interested, and no contract, act or transaction of the Company with any person or persons, firms or corporations shall be affected or invalidated by the fact that any director or directors of the Company is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firms or corporations, and each and every person who may become a director of the Company is hereby relieved from any liability that might otherwise exist from contracting with the Company for the benefit of himself or any firm or corporation in which he may be in anyway interested.

         The Company's Bylaws provide that the Company may indemnify any person made, or threatened to be made, a party to a civil or criminal action or proceeding (other than one by or in the right of the Company to procure a judgment in its favor), by reason of the fact that he was a director or officer of the Company, or serves another entity in any capacity at the request of the Company, against judgments, fines, settlement amounts and reasonable expenses, including actual and necessary attorneys' fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful ("Good Faith"). The termination of any such action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act in Good Faith.

         Under the Company's Bylaws, a person who has been successful, on the merits or otherwise, in the defense of an action or proceeding described above shall be entitled to indemnification. Except as provided in immediately preceding sentence, any indemnification under the above paragraph or otherwise permitted by Section 721 of the New York Business Corporation Law, unless ordered by a court of competent jurisdiction, shall be made by the Company, only if authorized in the specific case: (i) by the Board of Directors acting by a quorum consisting of disinterested directors, or (ii) if a quorum is not obtainable or a quorum of disinterested directors so directs, by the Board, upon the opinion of independent legal counsel that indemnification is proper in the circumstances, or by the shareholders.

         Under the Company's Bylaws, the Company may indemnify any person made, threatened or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of this fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of any other entity against amounts paid in settlement and reasonable expenses, including actual and necessary attorneys, fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other entity, not opposed to, the best interest of the Company, except, that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action if settled or otherwise disposed of, or
(ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Under the Company's Bylaws, the Company has the power to purchase and maintain insurance to satisfy its indemnification obligations hereunder, or to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Company under certain circumstances. No insurance may provide for any payment, other than the cost of defense, to or on behalf of any director or officer: (i) if it is established that his acts were committed in bad faith or with deliberate dishonesty, were material to the cause of the adjudicated action, or that he personally and illegally gained a financial profit or other advantage, or (ii) in relation to any risk, the insurance of which is prohibited under New York state insurance law.

         Under the Company's Bylaws, the indemnification and advancement of expenses shall not be deemed the exclusive right of any other rights to which a director or officer may be entitled, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally and illegally gained a financial profit or other advantage. No indemnification, advancement or allowance shall be made in any circumstances if (i) the indemnification would be inconsistent with a provision of the Company's Certificate of Incorporation, By-laws, Board or shareholders resolutions, an agreement or other proper corporate action, that is in effect at the time of the accrual of the alleged cause of action, which prohibits or limits indemnification, or (ii) the court states that indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in a court-approved settlement. If any amounts are paid by indemnification, otherwise than by court order or action by the shareholders, the Company shall mail to its voting shareholders, a statement describing the terms of the indemnification and any corporate action taken with respect to the indemnification.

         The Registrant maintains directors and officers liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.

ITEM 16.  EXHIBITS.

Exhibit Number  Description of Exhibit
--------------  ----------------------------------------------------------------
     3.1*       Amended and Restated Certificate of Incorporation.
     3.2*       Bylaws, as amended
     4.1**      Form of 9% Senior Subordinated  Convertible Note due January 12,
                2001, issued by the Company to each of the Buyers
     4.2**      Form of Warrant to  purchase  shares of Common  Stock,  dated as of January 12,  1999,  issued by the Company to
                each of the Buyers
     5+         Opinion of Brobeck, Phleger & Harrison L.L.P.
    10.1**      Securities  Purchase  Agreement  dated as of January 12, 1999 by and among the Company and the Buyers listed therein
    10.2**      Registration  Rights  Agreement  dated as of January 12, 1999 by and among the Company and the Buyers listed therein
    23.1+       Consent of  Brobeck,  Phleger &  Harrison  LLP  (included  as part of Exhibit 5).
    23.2+       Consent of  PricewaterhouseCoopers,  LLP
    24.1+       Powers of Attorney (included on signature page of the
                Registration Statement).
---------------
+          Filed herewith
* Filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.
**         Filed with the Company's Special Report on Form 8-K filed
           January 26, 1998



ITEM 17. UNDERTAKINGS.

         1.  (a)      The  undersigned  Registrant  hereby  undertakes  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect, in the prospectus any facts or events arising after the date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in any information in the Registration Statement;

                           (iii) To  include  any  material   information   with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraph (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)  The   undersigned   Registrant   hereby   undertakes   to  file  a
post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

         (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that- is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mountain View, California on February 5, 1999.

                                             SOFTNET SYSTEMS, INC.


                                             By: /s/ Douglas S. Sinclair
                                                -----------------------------
                                                Douglas S. Sinclair
                                                Chief Financial Officer


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, jointly and severally, Dr. Lawrence B. Brilliant and Douglas S. Sinclair, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                                   Title                    Date


/s/ Ronald I. Simon                  Chairman of the Board      February 5, 1999
--------------------------------
Ronald I. Simon


/s/ Dr. Lawrence B. Brilliant     Vice Chairman of the Board,   February 5, 1999
--------------------------------      President and Chief
Dr. Lawrence B. Brilliant              Executive Officer



/s/ Douglas S. Sinclair             Chief Financial Officer     February 5, 1999
--------------------------------
Douglas S. Sinclair


/s/ Mark A. Phillips                      Treasurer and         February 5, 1999
--------------------------------    Chief Accounting Officer
Mark A. Phillips


/s/ Ian B. Aaron                              Director          February 5, 1999
--------------------------------
Ian B. Aaron


/s/ John G. Hamm                              Director          February 5, 1999
--------------------------------
John G. Hamm


/s/ Edward A. Bennett                         Director          February 5, 1999
--------------------------------
Edward A. Bennett


/s/ Sean P. Doherty                           Director          February 5, 1999
--------------------------------
Sean P. Doherty


/s/ Robert C. Harris, Jr                      Director          February 5, 1999
--------------------------------
Robert C. Harris, Jr.

Exhibit Number  Description of Exhibit
--------------  ----------------------------------------------------------------
     3.1*       Amended and Restated Certificate of Incorporation.

     3.2*       Bylaws, as amended

     4.1** Form of 9% Senior Subordinated Convertible Note due January 12, 2001, issued by the Company to each of the Buyers

     4.2** Form of Warrant to purchase shares of Common Stock, dated as of January 12, 1999, issued by the Company to each of the Buyers

     5.1+       Opinion of Brobeck, Phleger & Harrison L.L.P.

    10.1** Securities Purchase Agreement dated as of January 12, 1999 by and among the Company and the Buyers listed therein

    10.2** Registration Rights Agreement dated as of January 12, 1999 by and among the Company and the Buyers listed therein

    23.1+ Consent of Brobeck, Phleger & Harrison LLP (included as part of Exhibit 5).

    23.2+       Consent of  PricewaterhouseCoopers,  LLP

    24.1+ Powers of Attorney (included on signature page of the Registration Statement).

---------------

+          Filed herewith
* Filed with the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.
**         Filed with the Company's Special Report on Form 8-K filed
           January 26, 1998